Exhibit 99.1

 Coors Signs Agreement to Outsource Keg Management for U.K. Brewing Operations

    GOLDEN, Colo., May 21 /PRNewswire-FirstCall/ -- Adolph Coors Company (NYSE: RKY) today announced that its Coors Brewers Limited (CBL) operating subsidiary in the United Kingdom has reached an agreement with a U.K. unit of Denver, Colo.-based TrenStar, Inc. to outsource the ownership, procurement and tracking of kegs and casks.
    Under the 15-year container management services agreement, TrenStar will acquire CBL's keg and cask inventory and provide ongoing container management services for Coors in the U.K., including installation of radio frequency identification (RFID) tags on each container and the use of container tracking technology. As a result, Coors will receive an up-front cash payment for its U.K. keg and cask inventory, avoid future capital expenditures for new containers, and begin "per-fill" payments to TrenStar for container management services.
    "Our keg management agreement with TrenStar is a significant and highly beneficial move for Coors," said Tim Wolf, chief financial officer for Adolph Coors Company. "The arrangement will provide opportunities for more effective use of cash, further debt reduction, and increased returns on capital."
    Peter Kendall, chief executive officer of CBL, said, "The sale of our keg and cask inventory, together with the outsourcing of related services, will improve our retail trade service levels, significantly increase container asset utilization and reduce container loss rates, all of which will help us drive sales and profitability. This transaction also creates the possibility for a number of U.K. brewers to move toward a single pool of containers in the future, which would further increase container utilization rates, efficiencies and service levels."
    The company estimates that the agreement will increase CBL cash flow approximately $70 million in 2004. This improvement is composed of an immediate cash payment of about $50 million from TrenStar for CBL's approximately 1.2 million kegs and casks, along with capital spending avoidance partially offset by tax effects of the transaction.
    Adolph Coors Company expects net income for the current year to be impacted negatively by approximately $3 million, or $0.08 per share, primarily due to a higher effective income tax rate resulting from the transaction. The effective tax rate increase is largely due to a U.S. tax gain resulting from the containers being sold for more than their depreciated tax basis. The impact of the TrenStar agreement on earnings in future years is expected to be minimal. The company noted that its effective tax rate also could be affected, positively or negatively, by implementation of additional operating and asset management initiatives currently under development in both its U.S. and U.K. operations.
    Founded in 1873, Adolph Coors Company is the world's ninth-largest brewer. The company's U.K. subsidiary, Coors Brewers Limited, is the U.K.'s second-largest brewer, with brands that include Carling -- the best-selling beer in the U.K. -- Grolsch, Worthington's, Reef and the recently launched Coors Fine Light Beer. Adolph Coors Company's principal U.S. subsidiary is Coors Brewing Company, the third-largest brewer in the U.S., with a portfolio of malt beverages that includes Coors Light, Coors Original, Aspen Edge, Killian's, Zima and Keystone family of brands. Adolph Coors Company stock trades on the New York Stock Exchange under the symbol RKY. For more information on Adolph Coors Company, visit the company's website at www.coors.com.

    Forward-Looking Statements
    This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms and phrases as "expects" or "expected to," "could be affected," "estimates" and other terms with similar meaning indicating potential impact on our business. It also includes financial information that has not been reviewed by the Company's independent auditors. Although the Company believes that the assumptions are reasonable upon which this financial information and its forward-looking statements are based, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; any inability of a supplier to provide sufficient packaging materials; and increases in costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE  Coors Brewing Company
    -0-                             05/21/2004
    /CONTACT: Media, Laura Sankey, +1-303-277-5035; or Investors, Dave Dunnewald, +1-303-279-6565, or Kevin Caulfield, +1-303-277-6894, all of Coors Brewing Company/
    /Web site:  http://www.coors.com /
    (RKY)

CO:  Coors Brewing Company; TrenStar
ST:  Colorado, England
IN:  FOD
SU:  JVN